Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated January 10, 2007
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Fixed Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PA97

Principal Amount (in Specified Currency): $200,000,000
Issue Price: 13.72247342628% of Principal Amount
Trade Date: January 10, 2007
Original Issue Date: January 18, 2007
Stated Maturity Date: January 20, 2037

Interest Rate: 0.00%
Interest Payment Dates: Not Applicable

Net Proceeds to Issuer: $27,444,946.85
Agent's Discount or Commission:  0.00%
Agent: Merrill Lynch, Pierce, Fenner & Smith Incorporated
Agent's Capacity: Principal

Day Count Convention:	30/360
Business Day Convention: Following

Redemption: The Notes are subject to redemption by TMCC, in whole, at a price equal to their Accreted Value, on the Redemption Dates and subject to the notice stated below. See "Additional Terms of the Notes - Redemption"
Redemption Dates: The 18th of each January and July, commencing January
18, 2008
Notice of Redemption: The redemption of the Notes is subject to not less than 10 nor more than 60 days' prior notice

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:	Yes
Total Amount of OID: $172,555,053.15
Yield to Maturity: 6.73%
Initial Accrual Period: From and including January 18, 2007 to but excluding July 18, 2007


Specified Currency: U.S. dollars
Minimum Denominations: $1,000 and $1,000 increments thereafter
Form of Note: Book-entry only

ADDITIONAL TERMS OF THE NOTES

Redemption

           The Notes are subject to redemption by TMCC at their Accreted Value (as defined below), on the Redemption Dates and subject to the notice stated above.

Event of Default

           If an Event of Default with respect to the Notes shall occur and be continuing, the Notes may be declared due and payable in an amount equal to their Accreted Value (as defined below) as of the date of payment of such amount, in the manner and with the effect provided in the Indenture. Upon payment of such amount, all of TMCC's payment obligations in respect of the Notes shall terminate.

           The principal amount of the Notes Outstanding under the Indenture (for purposes of, among other things, directing the Trustee to take or refrain from taking any action under the Indenture or to waive any default thereunder) as of any date of determination shall be deemed to be the Accreted Value of the Notes as of such date.

Calculation of Accreted Value

           OID will accrue on the Notes at the Yield to Maturity, based on a 360-day year of 12 30-day months, compounding on each January 18 and July 18, except that no compounding shall occur on January 18, 2037. The "Accreted Value" of the Notes on any compounding date or the Stated
Maturity Date (each such date, an "Accreted Value Calculation Date") shall be equal to the product of (i) the Principal Amount and (ii) the accretion factor for such date as set forth in the accretion value schedule below (the "Accretion Factor"). The "Accreted Value" of the Notes on any date between two Accreted Value Calculation Dates (an "Interim Date") shall be equal to the sum of (x) the Accreted Value on the first such Accreted Value Calculation Date and (y) the product of (A) 1/180th (but 1/182nd for an Interim Date during the period from and including July 18, 2036 to but excluding January 20, 2037) of the difference between the Accreted Values on the second and the first such Accreted Value Calculation Dates and (B) the number of days (based on a 360-day year of 12 30-day months) from and including the first of the two Accreted Value Calculation Dates to but excluding the Interim Date.

	Accretion Value Schedule

Accreted Value
Calculation Date		Accretion Factor

1/18/2007			13.72247342628%
7/18/2007			14.18423465707%
1/18/2008			14.66153415328%
7/18/2008			15.15489477754%
1/18/2009			15.66485698681%
7/18/2009			16.19197942441%
1/18/2010			16.73683953204%
7/18/2010			17.30003418230%
1/18/2011			17.88218033253%
7/18/2011			18.48391570072%
1/18/2012			19.10589946405%
7/18/2012			19.74881298102%
1/18/2013			20.41336053783%
7/18/2013			21.10027011993%
1/18/2014			21.81029420946%
7/18/2014			22.54421060961%
1/18/2015			23.30282329662%
7/18/2015			24.08696330055%
1/18/2016			24.89748961562%
7/18/2016			25.73529014118%
1/18/2017			26.60128265443%
7/18/2017			27.49641581576%
1/18/2018			28.42167020796%
7/18/2018			29.37805941045%
1/18/2019			30.36663110962%
7/18/2019			31.38846824645%
1/18/2020			32.44469020295%
7/18/2020			33.53645402828%
1/18/2021			34.66495570633%
7/18/2021			35.83143146585%
1/18/2022			37.03715913467%
7/18/2022			38.28345953955%
1/18/2023			39.57169795306%
7/18/2023			40.90328558918%
1/18/2024			42.27968114926%
7/18/2024			43.70239241993%
1/18/2025			45.17297792486%
7/18/2025			46.69304863203%
1/18/2026			48.26426971850%
7/18/2026			49.88836239453%
1/18/2027			51.56710578910%
7/18/2027			53.30233889891%
1/18/2028			55.09596260285%
7/18/2028			56.94994174444%
1/18/2029			58.86630728414%
7/18/2029			60.84715852425%
1/18/2030			62.89466540859%
7/18/2030			65.01107089959%
1/18/2031			67.19869343536%
7/18/2031			69.45992946946%
1/18/2032			71.79725609611%
7/18/2032			74.21323376374%
1/18/2033			76.71050907989%
7/18/2033			79.29181771043%
1/18/2034			81.95998737639%
7/18/2034			84.71794095160%
1/18/2035			87.56869966463%
7/18/2035			90.51538640834%
1/18/2036			93.56122916098%
7/18/2036			96.70956452225%
1/20/2037			100.0000000000%


Risk Factors

           An investment in the Notes entails certain risks to a greater degree than an investment in conventional fixed-rate debt securities that pay interest periodically. While the Notes, if held to maturity or redemption, will provide return of their Accreted Value, their market value could be adversely affected by changes in prevailing interest rates and the optional redemption feature. This effect on the market value of the Notes could be magnified in a rising interest rate environment due to their relatively long remaining term to maturity. In such an environment, the market value of the Notes generally will fall, which could result in the realization of significant losses to investors whose circumstances do not permit them to hold the Notes until maturity. It is also unlikely that TMCC would redeem the Notes in such an interest rate environment, when TMCC's costs of borrowing would be relatively high. On the other hand, in a falling interest rate environment, in which the market value of the Notes generally would rise, it is likely that TMCC would redeem the Notes, when its costs of borrowing would be relatively low; under those circumstances, it is likely that the optional redemption provision would reduce the market value that the Notes otherwise would have. While some of these factors would affect the value of both the Notes and conventional fixed-rate debt securities, they will tend to affect the value of the Notes to a greater degree. Investors therefore should have the financial status and, either alone or with a financial advisor, the knowledge and experience in financial and business matters sufficient to evaluate the merits and to bear the risks of investing in the Notes in light of each investor's particular circumstances, and should consider whether their circumstances permit them to hold the Notes until maturity or otherwise to bear the risks of illiquidity, redemption and changes in interest rates. See "Risk Factors" in the Prospectus Supplement.